Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-172501) pertaining to the Verizon Savings and Security Plan for West Region Hourly Associates of Verizon Communications Inc. of our report dated June 27, 2014, with respect to the financial statements and supplemental schedule of the Verizon Savings and Security Plan for West Region Hourly Associates included in this Annual Report (11-K) for the year ended December 31, 2013.

/s/ Mitchell & Titus LLP
Mitchell & Titus LLP
New York, New York

June 27, 2014